                                                                   Exhibit 10(d)
                                                                   -------------
                              SCOTT PAPER COMPANY

                     DIRECTORS' DEFERRED COMPENSATION PLAN

                     (As Amended Effective July 19, 1994)


SECTION 1.  DEFINITIONS
            -----------

The following words and terms shall have the indicated meanings wherever they appear in the Plan:

1.1. "BOARD OF DIRECTORS", "DIRECTORS" or "DIRECTOR" shall mean, respectively, the Board of Directors, the Directors or a Director of the Company.

1.2. "COMMITTEE" shall mean the Compensation Committee of the Board of Directors.

1.3.  "COMPANY" shall mean Scott Paper Company.

1.4. "DEFERRED CASH ACCOUNT," "DEFERRED SHARES ACCOUNT" or "ACCOUNT" shall mean the separate account established under the Plan for each Participant, as described in Sections 3.2 or 3.3.

1.5. "MARKET PRICE" shall mean the closing sale price for Shares on a specified date or, if Shares were not then traded, on the most recent prior date when Shares were traded, all as is quoted in THE WALL STREET JOURNAL reports of New
                                        -----------------------
York Stock Exchange - Composite Transactions.

1.6. "NOTICE FORM" shall mean the form attached hereto and marked as Exhibit A or any other document which incorporates information substantially similar to Exhibit A.

1.7. "PARTICIPANT" shall mean each Director of the Company who participates in the Plan in accordance with its terms and conditions.

1.8. "PLAN" shall mean the Scott Paper Company Directors' Deferred Compensation Plan as set forth herein, or as it may be amended from time to time by the Board of Directors.

1.9. "RIGHTS AGREEMENT" shall mean the Rights Agreement dated as of July 15, 1986 between the Company and Morgan Guaranty Trust Company of New York.

1.10. "SECRETARY" shall mean the Secretary of the Company who shall have responsibility for those functions assigned under the Plan.

1.11. "SECTION 16 DEFERRED SHARES SUB-ACCOUNT" for each Participant shall mean the portion of such Participant's Deferred Shares Award Account consisting of Shares credited for compensation earned after April 30, 1991, plus dividends thereon, whether or not converted into Shares.
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1.12.  "SHARES" shall mean Common Shares of the Company and shall include the
Rights (as defined in the Rights Agreement) distributed or issued pursuant to the Rights Agreement with respect to all Shares credited to each Participant's Deferred Shares Account pursuant to an election made under Section 3.1 prior to the Distribution Date (as defined in the Rights Agreement), until such time as the Rights expire in accordance with their terms or are redeemed by the Company.

SECTION 2.  PARTICIPATION
            -------------

2.1. Each Director is eligible to participate in the Plan except one who is an employee of the Company or any of its subsidiaries or affiliates.

2.2. (a) A Director, or a nominee for that office, may elect to participate in the Plan by giving a Notice Form to the Secretary. The effective date for his or her participation in the Plan shall be either (i) the time of his or her election to that office for the ensuing term or (ii) the first day of the ensuing calendar year, whichever first occurs following the Secretary's receipt of the Notice Form. Such election shall remain in effect until (x) the termination of the Participant's services as a Director, or (y) he or she provides a subsequent Notice Form to the Secretary requesting the termination or the modification of such election.

     (b) Except as provided in Sections 2.2(c), 2.2(d), 2.2(e), 2.2(f) and 2.2(g), an election to terminate or modify a prior election to defer compensation shall operate only prospectively and must be made by the Participant prior to the commencement of the term of office or the calendar year to which such compensation pertains. Such termination or modification may be elected only once in any 12-month period, and a Participant who so terminates shall not be eligible to again participate in the Plan until 12 months after the effective date of the termination election.

     (c) A Participant may change his or her beneficiary at any time by providing a Notice Form to the Secretary. A Participant may change the method or time of payment of compensation previously deferred at any time by providing a Notice Form to the Secretary, provided that (i) such change is made before the commencement of the calendar year when payment is to be made or to commence in accordance with his or her prior election, and (ii) no such change may be made with respect to a Participant's Section 16 Deferred Shares Sub-Account. Unless specifically directed to the contrary in the Notice Form, changes made in accordance with this Section 2.2(c) shall be deemed applicable to all compensation previously deferred and to be deferred by the Participant under the Plan.

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     (d) Each prior or current Participant in the Plan shall have a one-time opportunity to elect to transfer all or any part of the balance in his or her Deferred Cash Account to a Deferred Shares Account, effective January 1, 1985. Notice of such election must be in writing and must be received by the Secretary on or before December 31, 1984.

     (e) Each prior or current Participant in the Plan shall have a one-time opportunity to elect to transfer all or any part of the balance in his or her Deferred Shares Account to a Deferred Cash Account, effective April 30, 1991. Notice of such election must be in writing and must be made and received by the Secretary no earlier than April 19, 1991 and no later than April 29, 1991.

     (f) Each Participant as of January 15, 1992 who has elected that the payment of all or a specified portion of the compensation otherwise payable to him or her in cash for services as a Director in 1992 be deferred in the form of a Deferred Shares Account shall have a one-time opportunity to change his or her election of a Deferred Shares Account to a Deferred Cash Account, in whole or in part, for all such compensation earned after February 29, 1992. Notice of such election must be in writing and must be made and received by the Secretary no earlier than January 15, 1992 and no later than February 17, 1992.

     (g) The Board of Directors on July 19, 1994 approved the mandatory participation of each active Director in the Plan and, in consideration for his or her services, the crediting of shares on a monthly basis to an existing or to-be-established Section 16 Deferred Shares Sub-Account beginning on such date for the balance of the then current term of office. The credit shall be 83 shares for each of the first six months and 84 shares for the last three months remaining in that term. This credit shall be in lieu of all other fees and benefits which would have been payable for the remainder of the term, except for expense reimbursement which shall be continued but shall not be eligible for deferral.

SECTION 3.     COMPENSATION DEFERRED
               ---------------------

3.1. A Participant may elect that the payment of all or a specified portion of the compensation otherwise payable to him or her in cash for services as a Director be deferred until the termination of such services. Such compensation includes, but is not limited to, retainer fees for service on the Board and Board committees, fees for attendance at Regular or Special Meetings of the Board and Board committees and compensation in lieu of such fees, but does not include travel expense allowances or other expense reimbursement. At the time of making any such election, a Participant shall elect that such compensation be deferred in the form of a Deferred Cash Account, a Deferred Shares Account, or partially in either form, as follows.

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3.2. (a)  An unfunded Deferred Cash Account shall be established for each
     Participant who has elected such an Account to which shall be credited the amount of compensation that he or she elects to defer under such option. Each such credit shall be made to the Account as of the last day of the month during or for which such compensation would have otherwise been payable to the Participant in cash.

     (b) Prior to January 1, 1988, compensation credited to this Account is assumed to earn interest at the then effective rate of yield generally provided by Philadelphia area savings banks and savings and loan associations or certificates of deposit, money market funds, savings accounts or other savings instruments, whichever is higher, as determined for the Company's Management Incentive Plan at the end of the first fiscal quarter (for use at the end of the second and third calendar quarters) and the third fiscal quarter (for use at the end of the fourth and the ensuing first calendar quarters) of each year. After December 31, 1987, such interest for each period from January 1 through June 30 and from July 1 through December 31 shall equal one percent (1%) plus the rate shown for U.S. Treasury Notes with an original maturity of not less than seven (7) years and with a remaining maturity closest to seven (7) years, in the "representative mid-afternoon over-the-counter quotations supplied by the Federal Reserve Bank of New York City, based on transactions of $1 million or more," as reported in THE WALL STREET JOURNAL published on the last
                              -----------------------
     business day preceding the December 1 or the June 1 immediately preceding each such period. Notwithstanding the foregoing, the Committee may at any time or from time to time change or otherwise modify the basis or the method of calculating and crediting such interest, provided that the change or modification does not adversely affect the balance of any Participant's Deferred Cash Account at the time of the change or modification.

3.3. (a) An unfunded Deferred Shares Account shall be established for each Participant who has elected such an Account to which shall be credited: (1) on the tenth day of each calendar quarter, the number of full Shares which could have been purchased at the market price of Shares on such date with
     (i) the total amount of the compensation which he or she elected to defer during the preceding calendar quarter under such option, and (ii) any excess resulting from the crediting procedure used on a dividend payment date as provided under Section 3.3(b); if such amount is not evenly divisible by such market price, the excess shall be carried over to the dividend payment date next following such date and shall be treated (as hereinafter provided) as a dividend then payable; and (2) on the third Tuesday of the month, the number of shares as provided in Section 2.2(g).

     (b) As of each dividend payment date thereafter, until payment in full with respect to such Deferred Shares Account has been completed pursuant to
     Section 4 below, there shall

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     be credited to such Deferred Shares Account that additional number of full
     Shares which could have been purchased at the market price of Shares on such date with the dividends that would then have been payable to the Participant if the number of Shares credited to the Deferred Shares Account on the record date for such dividend payment had then been registered in his or her name. If such amount is not evenly divisible by such market price, the excess shall be carried over and treated as compensation to be credited on the next subsequent date for crediting deferred compensation to the Participant's Account.

     (c) The Company shall not acquire any Shares in connection with Deferred Shares Accounts under this Plan, and no participant shall have any right to receive shares in any distribution from this Plan.

     (d) Except as provided in Sections 3.3(e), (f), (g) and (h), in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Shares credited to the Deferred Shares Account.

     (e) Subject to Section 3.3(h), promptly after a Change of Control as defined in Section 5.2, the Secretary shall give written notice to each Participant having a Deferred Shares Account that such Deferred Shares Account shall be converted to a Deferred Cash Account as of the date of the Change of Control, unless the Participant gives written instruction to the Secretary within thirty (30) days of receipt of such notice that his or her Deferred Shares Account is not to be so converted. The valuation of a Deferred Shares Account to be converted as herein provided shall utilize
     (i) the minimum value specified in Section 2546 of the Pennsylvania Business Corporation Law (the "BCL"), and (ii) if any adversarial proceeding under BCL Section 2546 results in an incremental value being determined, such incremental value.

     (f) Subject to Section 3.3(h), as of the date of a "business combination" with an "interested shareholder" as such terms are defined in BCL Section 2552 and which "business combination" is covered by BCL Sections 2553-2556, each Deferred Shares Account shall be converted to a Deferred Cash Account. The valuation of a Deferred Shares Account to be converted as herein provided shall be made in accordance with the method of valuation provided in BCL Section 2556.

     (g) In any event described in Section 3.3(d) after which the Shares shall no longer exist and if not covered by Sections 3.3(e) and (f) each Deferred Shares Account shall be valued by a reputable investment banking firm which shall have given due consideration to all relevant factors in rendering such

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     opinion.  After the date of such event, each Deferred Shares Account shall be credited with interest in the same manner as if it were a Deferred Cash Account.

     (h) In any event described in Section 3.3(e) or (f) after which the Shares shall continue to exist, each Section 16 Deferred Shares Sub-Account shall remain in such Deferred Shares Account.

3.4. Each Participant will receive a statement of the balance in his or her Account or Accounts at the end of the second and fourth calendar quarters as promptly as practicable thereafter.

SECTION 4.     PAYMENT OF DEFERRED COMPENSATION
               --------------------------------

4.1. Upon the termination of a Participant's services as a Director, the cash credited to his or her Deferred Cash Account and the Shares credited to his or her Deferred Shares Account shall be paid in accordance with the method and at the time or times elected by the Participant on his or her most recent applicable Notice Form or Forms, as provided in Section 4.2.

     In the event a Triggering Event (as defined in the Rights Agreement) occurs, the Deferred Shares Account of each Participant shall be credited on the date (the "Crediting Date") thirty (30) days before the date the Rights expire, with that additional number of full Shares (exclusive of Rights) which could have been purchased at the market price of Shares (exclusive of Rights) on the Crediting Date with an amount equal to the number of Rights included in such Participant's Deferred Shares Account multiplied by the fair market value, as determined by the Committee in good faith, of rights on the Crediting Date. After the Crediting Date, the term "Shares" shall be deemed not to include Rights.

4.2. Subject to Section 2.2 and this Section 4, a Participant may elect any of the following methods and times of payment of the balance or balances in his or her Account or Accounts, provided that the payment must be made or commenced, as the case may be, no earlier than the January following the calendar year during which his or her services as a Director terminate and no later than the January of the calendar year following the later of his or her attainment of the age 70 or the termination of his or her services as a Director:

     (a) As to a Deferred Cash Account, a lump sum payment or payments in cash in installments at least annually and not more frequently than quarterly for a period not to exceed 10 years; or

     (b)  As to a Deferred Shares Account,

          (i) a lump sum payment in cash equal to the sum of (A) the value of the Shares in such account based on the Market Price of such Shares on the valuation date (see (c) herein) before such payment, and (B) the amount of any dividend credit which it has not been possible to convert into Shares in accordance with Section 3.3(b); or

          (ii) payments in installments at least annually and not more frequently than quarterly for a period not to exceed ten years, in each case in cash equal to the value of the Shares in such Account based on the Market Price of such Shares on the valuation date before such payment, with the last such payment to include the amount of any dividend credit which it has not been possible to convert into Shares in accordance with Section 3.3(b); or

          (iii) conversion of such Account, using the value of the Shares in the Account based on the Market Price of such shares on the last day of the month during which his or her services as a Director terminate, into a Deferred Cash Account and thereafter payments to be made as elected under (a) herein;

     (c) Accounts shall be valued for any payments as of the tenth (10th) business day prior to any such payment (the "valuation date"), and payments shall be made on or about the last business day of the month for which a payment is to be made.

4.3. Notwithstanding any other provisions of this Plan, if the Committee determines, after consideration of a Participant's application, that he or she has a financial need of such a substantial nature that a contemporaneous payment of compensation deferred under this Plan is warranted, the Committee may in its sole and absolute discretion direct that all or a portion of the balance of the Participant's Deferred Cash Account and all or a portion of the Participant's Deferred Shares Account (other than the Section 16 Deferred Shares Sub-Account) be paid to the Participant. The payment shall be made in cash and in the manner and at the time specified by the Committee. A Participant who is also a member of the Committee shall in no way take part in any decision pertaining to a request for payment made by him or her under this Section 4.3.

4.4. In the event of a Participant's death before the balance in his or her Account or Accounts is fully paid out:

     (a) Payment of such balance shall be made to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant's estate. In either case, such payment shall be made in the same manner as provided with respect to payments to the Participant.

     (b) If the balance in any such Account is to be paid to the estate of the Participant in installments, the Committee may, at its discretion and upon receipt of an application therefor from the duly appointed administrator or executor of such estate, direct that the balance in the Account other than the

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     Section 16 Deferred Shares Sub-Account be paid to the estate in a lump sum at such time as is specified by the Committee.

SECTION 5.     CHANGE OF CONTROL
               -----------------

5.1. In the event of a Change of Control of the Company, the Company shall pay all of the legal fees and expenses reasonably incurred by a Participant or such Participant's beneficiary (or by any legal defense trust created by the Company) to enforce his or her rights under the Plan, as in effect immediately before such Change of Control. The Company shall pay such fees and expenses promptly after bills therefor are submitted from time to time by attorneys representing the claimant. However, the Company will not be obligated to pay such fees and expenses if it proves in a court of law that the claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law. In any such proceeding, the burden of proof shall be on the Company. Notwithstanding anything else contained in the Plan, the rights of Participants and their beneficiaries under this paragraph shall survive amendment of this paragraph, as well as termination of the Plan, after a Change of Control, regardless of whether such rights arise before or after the date of amendment or termination.

5.2. "Change of Control" shall mean the first to occur of the following events:

     (a) Any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than the Company or any entity controlled by the Company (including an employee plan established primarily for the benefit of the Company employees or employees of any entity controlled by the Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of the Company that would entitle the holders thereof to cast at least (i) 30% of the votes that all shareholders would be entitled to cast in an election of Directors of the Company, or (ii) such lesser percentage (but not less than 20%) of such votes as may at the time of such acquisition be set forth in the definition of "controlling person or group" contained in Section 2543 of the Pennsylvania Business Corporation Law, as it may be amended from time to time, or any successor provisions thereof; or

     (b) At any time within any period of two consecutive years, persons who (i) at the beginning of such period constitute the Board of Directors, or (ii) become Directors after the beginning of such period and whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the persons who were Directors at the beginning of such period, cease for any reason to constitute at least a majority of such Board of Directors; provided that any person who ceases to be a Director by reason of death or disability shall be excluded

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     from the numerator and the denominator in all calculations hereunder.

SECTION 6.     GENERAL
               -------

6.1. The right of any Participant, beneficiary or estate to receive payment of any unpaid balance in any Account of the Participant shall be an unsecured claim against the general assets of the Company.

6.2. During a Participant's lifetime, any payment under the Plan shall be made only to him or her. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto.

6.3. Except as otherwise provided herein, the Plan shall be administered by the Committee which shall have the authority, subject to the express provisions of the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to interpret, construe and implement the provisions of the Plan.

6.4. The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors, provided that no amendment, modification or termination shall (a) adversely affect the balance in a Participant's Deferred Cash or Shares Account without his or her consent or (b) permit payment of such balance prior to the date specified pursuant to Section 4.2 (except for payments provided in Section 4.3 and 4.4).

                              SCOTT PAPER COMPANY
                     DIRECTORS' DEFERRED COMPENSATION PLAN

                                  Notice Form
                                  -----------

                         1994 Special Payment Election

     I hereby elect the following payment options, under the terms and conditions of the Scott Paper Company Directors' Deferred Compensation Plan, with respect to shares credited to my Section 16 Deferred Shares Sub-Account in lieu of all compensation (except for expense reimbursement) for the period from July 19, 1994, through the end of my current term of office, as set forth below:


CAUTION: UNDER CURRENT REGULATIONS, THE ELECTIONS MADE IN PARTS 1 AND 2 BELOW MAY NOT BE REVOKED ONCE MADE.

1.   Method of Payment from Deferred Shares Account:

     a.           _______ in cash in a lump sum; OR

     b. _______ in cash installments (i) _______ annually or (ii) _______ quarterly over ________ years (not more than 10), each such installment to equal the value of the Shares in the account based on the market price of Shares on the valuation date before the payment; OR

     c. _______ in cash installments (i) _______ annually OR (ii) _______ quarterly over ________ years (not more than 10), based on a conversion of the Deferred Shares Account into a Deferred Cash Account effective with the last day of the month during which my services as a Director terminate.

     The actual payment may be reduced for any applicable withholding taxes.

2.   Time of Payment:  Make or begin payment in:

     a. _______ January following the termination of my services as a Director; OR

     b. _______ January following the termination of my services as a Director, or my attainment of age _______ (no later than 70), whichever is later.

3.   Designation of Beneficiary:

     Beneficiary or Beneficiaries to whom payment is to be made (as above specified) in the event of my death before receiving payment of the entire balance in my Account(s):

     ________________________        ___________________________________________
               Name                                     Address

     ________________________        ___________________________________________
               Name                                     Address

     I understand that the use of this form operates only as to the deferral pursuant to this 1994 Special Payment Election unless I indicate expressly to the contrary hereon. I understand that my election with respect to Items 1 and 2 is irrevocable by me.


        ________________             ___________________________________________
              Date                                        Name



Received by the Secretary's office of Scott Paper Company:

By:       ______________________________
Date:     ______________________________

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                     Directors' Deferred Compensation Plan
                              Payment Procedures
                     -------------------------------------


     The following procedures are to be followed with respect to cash payments under the Plan to Participants:

     1. In addition to its regular semi-annual audits, Internal Audit will audit, during the fourth quarter, all third quarter accounts for Plan Participants who are scheduled to receive payments or deliveries in the following January.

     2. On January 11 or as soon as practicable thereafter, Financial Accounting will provide account balances to Internal Audit for all such Participants.

     3. On or before January 18, Internal Audit will complete its audit of the account balances and the amount of the payment to be made and deliver its written report thereof to the Secretary.

     4. When installment payments are to be made, the amount of the first installment shall be determined by multiplying the balance in the appropriate account by a fraction, the numerator of which is 1 and the denominator of which is the total number of installment payments. For the second installment payment, the denominator in the aforementioned fraction shall be one less than the above denominator, and for each succeeding payment the denominator shall continue to decrease by one. For example, where five installments are required, in the first year the amount of the installment shall be 1/5 of the account balance; the second year the amount of the installment shall be 1/4 of the then current balance, and so forth.

     5. Immediately upon receipt of the audit report, the Secretary will request a check in accordance with normal procedures regarding payment of Directors' compensation.

     6.   The valuation and payment dates are as specified in the Plan.

     7.   Copies of all correspondence will be given to the following:
Secretary, Financial Accounting, Tax and Internal Audit.

     8. Where any computation of shares would result in a fractional share, if the fraction is 1/2 or greater, a full share will be used in the computation (except for the last installment); if the fraction is less than 1/2, the balance will be carried forward until the next installment.

     9. Upon retirement of a Director participating in the Plan, the Secretary will make written notification to Internal Audit, Financial Accounting and Tax of the Director's name and effective date of retirement. Financial Accounting will then review the Director's election form and determine if any adjustments are necessary to account for conversions on the date of retirement (i.e., stock to cash).

                                      -11-